Exhibit 5.2
July 21, 2010
Province of Nova Scotia
P.O. Box 187
1723 Hollis Street
Halifax, Nova Scotia
Canada B3J 2N3
Gentlemen:
We are acting as your special tax counsel in connection with preparing a prospectus supplement (the “Prospectus Supplement”) dated July 13, 2010 that has been filed pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “1933 Act”), with the Securities and Exchange Commission (the “SEC”) to supplement the Prospectus dated June 6, 2002 (Registration Statement No. 333-89492) (the “Prospectus”).
In rendering this opinion, we have examined the Prospectus Supplement, the Prospectus and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy of the statements contained in the Prospectus Supplement and the Prospectus.
Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion, we are expressing our views only as to United States federal income tax law.
Based on and subject to the foregoing, it is our opinion that the discussion relating to tax matters under the heading “Tax Matters” in the Prospectus Supplement correctly describes (subject to the qualifications contained therein) the material aspects of the United States federal income tax treatment to a United States taxpayer, as of the date hereof, of an acquisition of a bond in the initial offering pursuant to the Prospectus Supplement.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.
We hereby consent to the filing with the SEC of this letter as an exhibit to the Prospectus Supplement and the reference to this letter and to us under the heading “Tax Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act.
Very truly yours,
/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP